                                                                EXHIBIT 11.1
                        FIDUCIARY CAPITAL PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                             For the Three Months         For the Nine Months
                                             Ended September 30,          Ended September 30,
                                             --------------------         -------------------
                                              1995         1994           1995        1994
                                              ----         ----           ----        ----

Net Investment Income                      $  592,903    $  521,735    $1,708,266    $1,522,001

Percentage Allocable to Limited Partners           99%           99%           99%           99%
                                           ----------    ----------    ----------    ----------

Net Investment Income Allocable
   to Limited Partners                     $  586,974    $  516,518    $1,691,183    $1,506,781
                                           ==========    ==========    ==========    ==========

Weighted Average Number of Limited
   Partnership Units Outstanding            1,526,949     1,687,121     1,526,949     1,687,121
                                           ==========    ==========    ==========    ==========

Net Investment Income Per Limited
   Partnership Unit                        $      .38    $      .30    $     1.11    $      .89
                                           ==========    ==========    ==========    ==========